Exhibit 99.1

Comtech Telecommunications Corp. Announces Conversion of all Convertible Senior Notes

Melville, New York, February 13, 2009 – Comtech Telecommunications Corp. (“Comtech”) (NASDAQ:CMTL) announced that as a result of its notice of redemption of all of its outstanding $105.0 million principal amount 2.0% Convertible Senior Notes due 2024 (the “Senior Notes”) as of February 12, 2009, all of the Senior Notes were converted by the noteholders into shares of Comtech common stock.

The Senior Notes were converted at the rate of 31.746 shares of common stock for each $1,000 principal amount of Senior Notes, subject to the terms and conditions set forth in the indenture.  In connection with the conversion of the Senior Notes, Comtech issued a total of 3,333,327 shares of common stock, plus cash in lieu of fractional shares.

As a result of the conversion of all of the Senior Notes into shares of common stock, Comtech has no long-term debt and did not utilize any of its existing cash or cash equivalents for the previously announced redemption.  As of the end of its fiscal quarter ended October 31, 2008, Comtech had cash and cash equivalents of $211.5 million.  The common stock issued relating to the conversion was previously included in the computation of diluted earnings per share.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com